Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT APPOINTS ANDREW T. BRANDMAN CHIEF ADMINISTRATIVE OFFICER

NEW YORK — April 9, 2012 — CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced the appointment of Andrew T. Brandman (42) as Executive Vice President and Chief Administrative Officer effective Monday, April 9. He will report directly to Chairman and Chief Executive Officer John A. Thain.

“Andrew’s extensive operations and corporate administrative experience will be invaluable to CIT,” said Mr. Thain. “I look forward to working closely with him as we continue to focus on improving our operating efficiencies.”

Brandman will serve on the Executive Management Committee of CIT and will be responsible for overseeing the global operations supporting CIT’s Trade Finance, Vendor Finance and Corporate Finance business segments. He will also have responsibility for human resources and corporate services functions including real estate, procurement, corporate insurance and insurance services.

He most recently served as Chief Administrative Officer and Executive Vice President at NYSE Euronext. Prior to this role, he held a number of positions of increasing responsibility at NYSE Euronext, including Chief of Staff to the Chief Executive Officer, Head of Financial Planning & Administration and Head of Business Controlling. Previously, he was a director at Credit Suisse First Boston’s Infrastructure group.  Prior to CSFB, Brandman was Chief of Staff for the Global Fixed Income and Treasury Division at Banco Santander Central Hispano.  From 1991 to 1997, he held various positions at Union Bank of Switzerland. Mr. Brandman is a 1991 graduate of Clark University.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank, BankOnCIT.com, its primary bank subsidiary and an FDIC-insured online bank which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com